Exhibit 99.1

FOR IMMEDIATE RELEASE

Market Street Mortgage Contact:	NetBank Contact:
Nancy Weaver	Rich Jeffers
727.724.7043	678.942.7596
nancy.weaver@msmcorp.com	rjeffers@netbank.com

Lisa Robbins
813.228.0652
lrobbins@tuckerhall.com

Market Street Mortgage Announces Acquisition Of

Major Mortgage

Transaction Expands Retail Production Operations of

Market Street Mortgage

CLEARWATER, Fla. — (June 6, 2005) — Market Street Mortgage, one of the nation’s leading retail originators of residential mortgage loans and a wholly-owned subsidiary of NetBank®, announced today it has executed a purchase agreement to acquire 27 residential production offices located in eight Western states from Major Mortgage, a full-service mortgage banker and wholly-owned subsidiary of Wyoming Employee Resource, Capital and Service (WERCS). The deal is expected to close in early July, subject to regulatory approval by the Office of Thrift Supervision. Financial terms were not disclosed.

As part of this transaction, Market Street Mortgage will acquire branches in Arizona, Colorado, Oklahoma, Nevada, Texas, Utah, Washington and Wyoming. Major Mortgage has headquarters in Cheyenne, Wyo.

“This deal allows us to continue growing our presence in the Western region of the country,” said Market Street Mortgage Chief Executive Officer Randall C. Johnson, CMB. “The professionals who staff the Major Mortgage branches we’re acquiring share our goals. Together we will further differentiate ourselves in the marketplace and continue to offer superior service, especially to first-time home buyers.”

During 2004, the 27 Major Mortgage offices were responsible for originating more than $690 million in mortgage loans. In December 2004, Market Street Mortgage grew its operations by acquiring production offices of Guaranty Residential Lending in Arizona, Arkansas, Georgia, Illinois, North Carolina, Tennessee, Texas and Virginia.

Larry Charbonneau, now with Republic Strategic Advisory, Inc, an RMIC Company, was the investment banker for this transaction.

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About Market Street Mortgage

Market Street Mortgage is among the nation’s leading retail originators of residential mortgage loans. In 2004, Market Street closed $2.5 billion in mortgage loans. After the acquisition, Market Street Mortgage and its subsidiaries will have 101 locations serving homebuyers, homebuilders and real estate agents in 42 states. Founded in 1986, the company has headquarters in Clearwater, Fla. and is a wholly-owned subsidiary of NetBank® (www.netbankinc.com). For more information, please visit www.marketstreetmortgage.com.

About NetBank, Inc.

NetBank, Inc. (Nasdaq: NTBK) operates with a revolutionary business model through a diverse group of complementary financial services businesses that leverage technology for more efficient and cost-effective delivery of services. Its primary areas of operation include personal and small business banking, retail and wholesale mortgage lending, and transaction processing. For more information, please visit www.netbankinc.com.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Information in this press release about NetBank®’s plan to diversify its mortgage operations and Market Street Mortgage’s pursuit of additional retail branch acquisitions are “forward-looking statements” involving risks and uncertainties that could cause actual results to differ materially. Risks include changes in NetBank®’s or Market Street Mortgage’s plans due to unforeseen financial, strategic or operational reasons. The company has no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties facing NetBank®, see “Risk Factors” NetBank®, Inc.’s SEC filings.

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